EXHIBIT 99B.1

COMBINED STATEMENTS OF INCOME                  U S WEST MEDIA GROUP
(UNAUDITED)
                         Quarter Ended        Six Months Ended
                           June 30,       %       June 30,       %
In millions              1996    1995  Change   1996    1995  Change
- -----------------------------  ------ --------------  ------ -------
SALES AND OTHER REVENUES
 Directory               $304    $292    4.1    $592    $564    5.0
 Wireless                 290     228   27.2     554     430   28.8
 Cable                     59      55    7.3     116     109    6.4
 Other                      5      10  (50.0)      9      18  (50.0)
                      ----------------       ----------------
Total revenues           $658    $585   12.5  $1,271  $1,121   13.4
                      ----------------       ----------------

EXPENSES
Costs of sales and
 other revenues           206     183   12.6     405     346   17.1
Selling, general and
 administrative           238     233    2.1     456     430    6.0
Depreciation & amort.      70      60   16.7     137     121   13.2
                      ----------------       ----------------
Total                     514     476    8.0     998     897   11.3
                      ----------------       ----------------
Income from
  operations              144     109   32.1     273     224   21.9

Interest expense           26      33  (21.2)     50      60  (16.7)
Equity losses in
 unconsol. ventures        77      33    -       143      90   58.9
Guaranteed minority
 interest expense          12       -    -        24       -    -
Other income
 (expense) - net          (27)     11    -       (34)     18    -
                      ----------------       ----------------

Income before income
 taxes                      2      54  (96.3)     22      92  (76.1)
Income tax provision       13      29  (55.2)     30      52  (42.3)
                      ----------------       ----------------
NET INCOME/(LOSS)         (11)     25    -        (8)     40    -

Preferred dividends         1       1    -         2       2    -
                      ----------------       ----------------
EARNINGS AVAILABLE FOR
 COMMON STOCK            ($12)    $24    -      ($10)    $38    -
                      ================       ================








EXHIBIT 99B.1 (cont'd.)

COMBINED STATEMENTS OF INCOME                   U S WEST MEDIA GROUP
(UNAUDITED)
                        Quarter Ended          Six Months Ended
In millions, except        June 30,       %       June 30,       %
per share amounts        1996    1995  Change   1996    1995  Change
- ------------------------------ ------- -------------- ------- -------
Average common
 shares outstanding(#1)  473.6   470.4    0.7   473.3   469.5    0.8
                       ================       ================

Earnings per
 common share: (#1)     ($0.03)  $0.05   -     ($0.02)  $0.08   -
                       ================       ================

<F1>
#1: Effective November 1, 1995, each share of U S WEST, Inc. common stock was converted into one share each of U S WEST Communications Group common stock and U S WEST Media Group common stock. Earnings per common share for 1995 have been presented on a pro forma basis to reflect the two classes of stock as if they were outstanding since January 1, 1995. For periods prior to the recapitalization, the average common shares outstanding are assumed to be equal to the average common shares outstanding for U S WEST, Inc.